Exhibit 99.1

2011-12

Contact:  Jeff Altamari

Vice President, Investor Relations

(713) 513-3344

CAMERON PRICES $750  MILLION OF SENIOR NOTES

HOUSTON (May 25, 2011) — Cameron (NYSE: CAM) has priced a public offering of $250 million aggregate principal amount of 4.50% senior notes due 2021, $250 million aggregate principal amount of 5.95% senior notes due 2041 and $250 million of floating rate notes priced at 3 Mo. LIBOR + 0.93%, due 2014.  The sale of the senior notes is expected to settle on June 2, 2011, subject to customary closing conditions.  Cameron intends to use the net proceeds from the offering to purchase or redeem the Company’s 2.50% Convertible Senior Notes due 2026 and for general corporate purposes.

J.P. Morgan Securities LLC, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit-Suisse Securities (USA) LLC, and RBS Securities Inc. are acting as book runners for the senior notes offering.  In addition, Banco Bilbao Vizcaya Argentaria, S.A., Standard Chartered Bank and UBS Securities LLC, are acting as Senior Co-Managers.  Copies of the prospectus supplement and the related base prospectus for the offering may be obtained by contacting J.P. Morgan Securities LLC at 383 Madison Ave., 3rd Floor, New York, New York 10179, Attention: High Grade Syndicate Desk, (212) 834-4533; or Morgan Stanley & Co. Incorporated at 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, or toll-free at (866) 718-1649.  An electronic copy of the prospectus supplement and the related base prospectus will also be available on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This offering is made pursuant to an effective shelf registration statement and prospectus filed by Cameron with the SEC.  This release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This offering may be made only by means of a prospectus supplement and related base prospectus.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including the expected consummation of the offering described and the use of proceeds.  Forward-looking statements include estimates and give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.